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   As filed with the Securities and Exchange Commission on August 12, 1997

                                                     Registration No. 333-22093

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                      POST-EFFECTIVE AMENDMENT NO. 2 TO
                                  FORM S-8

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                    TeleServices International Group Inc.
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           (Exact name of registrant as specified in its charter)

          Florida                                            59-2773602
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(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                          Identification No.)


100 Second Avenue South, Suite 1000, St. Petersburg, Florida        33701
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(Address of Principal Executive Offices)                          (Zip Code)


                Visitors Services, Inc. Employee Benefit and
                    Consulting Services Compensation Plan
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                          (Full title of the plan)


           Robert P. Gordon, 100 Second Avenue South, Suite 1000,
                        St. Petersburg, Florida 33701
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                   (Name and address of agent for service)

                               (813) 895-4410
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        (Telephone number, including area code, of agent for service)




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                                SUPPLEMENT TO
             REOFFER PROSPECTUS PREPARED IN ACCORDANCE WITH THE
                     REQUIREMENTS OF PART I OF FORM S-3

This Post-Effective Amendment No. 2 to the Registration Statement No. 333-22093 on Form S-8 is being filed by TeleServices International Group Inc., a Florida corporation (the "Registrant"). On February 20, 1997, the Registrant (then known as Visitors Services International Corp.) filed a Registration Statement on Form S-8 to register 5,000,000 shares of the Registrants common stock, par value $0.001 ("Common Stock"), to be issued pursuant to the exercise of options granted under the compensatory benefit plan of the Registrant's subsidiary, Visitors Services International Corp. (then known as Visitors Services, Inc.), entitled the "Visitors Services, Inc. Employee Benefit and Consulting Services Compensation Plan" (the "VSI Plan"). The VSI Plan was subsequently amended twice: first on February 28, 1997 to increase the number of shares authorized to be issued under the VSI Plan from 5,000,000 shares to 7,500,000 shares, then a second time on August 1, 1997 to increase the number of shares authorized to be issued to 10,000,000 shares. However, the Registration Statement on Form S-8 registered only 5,000,000 of the 10,000,000 shares now authorized to be issued under the VSI Plan.

The Registrant also filed a Reoffer Prospectus in accordance with the requirements of Part I of Form S-3 (the "Reoffer Prospectus") simultaneously with the Registration Statement on Form S-8. At the time the Reoffer Prospectus was filed, the names of all holders of "control securities" who intended to resell were not known by the Registrant. In accordance with General Instruction C.3.(a) of Form S-8, the Reoffer Prospectus referred to a portion of the selling security holders in a generic manner, and as the names and the amounts of securities to be reoffered become known, the Registrant undertook to supplement the Reoffer Prospectus with such information. The Registrant filed a Post-Effective Amendment No. 1 as a supplement to the previously filed Reoffer Prospectus. This Post-Effective Amendment No. 2 shall serve as an additional supplement to the Reoffer Prospectus.

                          SELLING SECURITY HOLDERS

As disclosed in the Supplement to the Reoffer Prospectus filed under cover of a Post-Effective Amendment No. 1 on June 24, 1997, subsequent to the date the Reoffer Prospectus was filed, Robert P. Gordon, Chairman and a Director of the Registrant, was granted options under the VSI Plan: on February 28, 1997, Mr. Gordon was granted options to acquire 1,000,000 shares of Common Stock registered on Form S-8 and eligible for resale, at an exercise price of $2.25 per share; and on June 12, 1997 Mr. Gordon was granted options to acquire an additional 500,000 shares of Common Stock registered on Form S-8 and eligible for resale, at an exercise price of $2.25 per share. Mr. Gordon has since exercised all of these options.

Subsequent to the date the Supplement to the Reoffer Prospectus was filed under cover of a Post-Effective Amendment No. 1 to the Form S-8, on August 6, 1997 Mr. Gordon was granted additional options to acquire 1,500,000 shares of Common Stock registered on Form S-8 and eligible for resale, at an exercise price of $2.00 per share, which options expire on August 31, 2000. On August 8, 1997, Mr. Gordon exercised 600,000 of these options.

Presently, Robert P. Gordon beneficially owns or controls 14,213,042 shares of Common Stock of the Registrant (inclusive of the shares issued pursuant to the exercise of options under the VSI Plan as discussed above). After completion of the offering of the 5,000,000 shares registered on Form S-8 for the VSI Plan, Mr. Gordon will beneficially own or control 50.29% of the Common Stock of the Registrant.

The Registrant has since determined that the remaining number of shares of Common Stock registered on Form S-8 that may be offered for resale pursuant to the Reoffer Prospectus by persons unknown to the Registrant is up to 50,998 shares.



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                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the registration statement number 333-22093 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on August 12, 1997.


                               VISITORS SERVICES INTERNATIONAL CORP.



                               By:  /s/ Robert P. Gordon
                                    -------------------------------------------
                                    Robert P. Gordon, Chairman and Director


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the registration statement number 333-22093 on Form S-8 has been signed on August 12, 1997 by the following persons in the capacities indicated.



                               By:  /s/ Robert P. Gordon
                                    -------------------------------------------
                                    Robert P. Gordon, Chairman and Director




                               By:  /s/ Stephen G. McLean
                                    -------------------------------------------
                                    Stephen G. McLean, Chief Executive Officer,
                                    Director




                               By:  /s/ Paul W. Henry
                                    -------------------------------------------
                                    Paul W. Henry, Secretary, Treasurer,
                                    Director



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